Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________

CYBRA CORPORATION
(Exact name of registrant as specified in its charter)
_____________________

New York	13-3303290
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

One Executive Blvd	10701
Yonkers, New York	(Zip Code)
(Address of Principal Executive Offices)
_____________________

CYBRA Corporation 2006 Long-Term Performance and Incentive Plan
(Full title of the plan)
_____________________

HAROLD L. BRAND, PRESIDENT
CYBRA CORPORATION
ONE EXECUTIVE BLVD
YONKERS, NEW YORK 10701
(Name and address of agent for service)
(914)963-6600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerate filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	5,000,000 (1)	$ 0.40 (2)	$2,000,000	$142.60

 (1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of the Registrant that may become issuable pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by SEC Rule 428(b)(1).  Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

                 The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registration Information and Employee Plan Annual Information.

                The officers, directors, employees, consultants and advisors participating in the 2006 Long-Term Performance and Incentive Plan (the “Plan”) and recipients of the option and stock grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed in writing or orally to our President at One Executive Blvd., Yonkers, NY 10701, telephone number (914) 963-6600
.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3. INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(b)           Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

(c)           Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

(d)           Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

(e)           Our Current Report on Form 8-K dated June 8, 2010, filed June 11, 2010.

(f)           Our Current Report on Form 8-K/A dated June 8, 2010, filed August 3, 2010.

(g)           Our Current Report on Form 8-K dated August 3, 2010, filed August 4, 2010.

(h)
The description of the common stock contained in our Registration Statement on Form SB-2 filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

All documents we file after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof, and prior to filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM  6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by New York law, our certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the New York Business Corporation Law.  The following Certificate of Incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to us that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

Our Certificate of Incorporation states as follows:

“Article 7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 402(b) of the Business Corporation Law of the State of New York, as the same may be amended or supplemented. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.”

Section 402(b) of the New York Business Corporation Law provides as follows:

“The certificate of incorporation may set forth a provision eliminating, or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit:

(1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.”

Reference is made to Sections 721-726 of the New York Business Corporation Law, which are summarized below.

Section 721 of the New York Business Corporation Law provides, among other things, that indemnification pursuant to the New York Business Corporation Law will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the New York Business Corporation Law provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the New York Business Corporation Law provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the New York Business Corporation Law specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the New York Business Corporation Law).

Section 724 of the New York Business Corporation Law provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the New York Business Corporation Law.

Section 725 of the New York Business Corporation Law contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726 of the New York Business Corporation Law authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

ITEM 8. EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	2006 Incentive Stock Plan *†
5.1	Opinion of Snow Becker Krauss P.C.**
23.1	Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto)**
23.2	Consent of KBL, LLP**
24.1	Power of Attorney**

†	Compensatory Plan or Arrangement

*	Incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2 filed with the Commission on June 16, 2006, File No. 333-135068
**	Filed herewith.

ITEM  9. UNDERTAKINGS

A.           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on November 23, 2010.

CYBRA CORPORATION

By:	/s/ Harold L. Brand
Harold L. Brand
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Harold L. Brand	Chairman of the Board,	November 23, 2010
Harold L. Brand	Chief Executive Officer,
(Principal Executive Officer),
and Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Sheldon Reich	Director	November 23, 2010
Sheldon Reich

/s/ Robert Roskow	Director	November 23, 2010
Robert Roskow

/s/ Jonathan Rubin	Director	November 23, 2010
Jonathan Rubin

/s/ Matt Rothman	Director	November 23, 2010
Matt Rothman